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                                                         EXHIBIT (11)



                             BUCKEYE PARTNERS, L.P.
                        COMPUTATION OF EARNINGS PER UNIT
              (In thousands, except for Units and per Unit amounts)
                                   (Unaudited)

                                  Quarter Ended           Six Months Ended
                                     June 30,                 June 30,
                                1996         1995        1996         1995
Net income                  $    10,259  $    12,535 $    21,917  $    23,940

Primary earnings per Unit
 Net income                 $      0.84  $      1.03 $      1.80  $      1.97

Fully-diluted earnings
 per Unit
 Net income                 $      0.84  $      1.03 $      1.80  $      1.97

Weighted average number of
 Units outstanding:
 Units outstanding at
  June 30                    12,173,668   12,146,152  12,166,807   12,142,637
 Exercise of Options reduced
  by the number of Units
  purchased with proceeds
  (Primary)                      17,723       15,982      19,743       16,610
 Total Units outstanding -
  Primary                    12,191,391   12,162,134  12,186,550   12,159,247

 Units outstanding at
  June 30                    12,173,668   12,146,152  12,166,807   12,142,637
 Exercise of Options reduced
  by the number of Units
  purchased with proceeds
  (Fully-diluted)                17,744       15,990      20,656       17,632
 Total Units outstanding -
  Fully-diluted              12,191,412   12,162,142  12,187,463   12,160,269




Although not required to be presented in the income statement under provisions of APB Opinion No. 15, this calculation is submitted in accordance with Regulations S-K item 601(b)(11).